November 1, 2014

JPMorgan Trust II

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc., JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Funds Management, Inc.

JPMorgan Distribution Services, Inc.

By:

Accepted by: JPMorgan Trust II

By:

SCHEDULE A

FUND NAME	Class A	Class B	Class C	Select	Institutional Class	Class R2	Class R5	Class R6
JPMorgan Equity Income Fund [1]	1.04%	1.54%	1.54%	0.79%		1.29%	0.59%	0.54%
JPMorgan Equity Index Fund [1]	0.45%	1.20%	1.20%	0.20%
JPMorgan Intrepid Mid Cap Fund [1]	1.15%	1.79%	1.79%	0.90%
JPMorgan Investor Balanced Fund [1]	0.39%	1.14%	1.14%	0.14%
JPMorgan Investor Conservative Growth Fund [1]	0.39%	1.14%	1.14%	0.14%
JPMorgan Investor Growth Fund [1]	0.39%	1.14%	1.14%	0.14%
JPMorgan Investor Growth & Income Fund [1]	0.39%	1.14%	1.14%	0.14%
JPMorgan Large Cap Growth Fund [1]	1.05%	1.55%	1.55%	0.90%		1.30%	0.70%	0.65%
JPMorgan Large Cap Value Fund [1]	0.93%	1.45%	1.45%	0.80%		1.20%	0.60%	0.55%
JPMorgan Market Expansion Enhanced Index Fund [1]	0.69%	1.39%	1.39%	0.44%		0.92%
JPMorgan Mid Cap Growth Fund [1]	1.24%	1.74%	1.74%	0.93%		1.40%	0.79%	0.74%
JPMorgan Multi-Cap Market Neutral Fund [1]	1.50%	2.00%	2.00%	1.25%
JPMorgan Small Cap Growth Fund [1]	1.25%	1.75%	1.75%	1.00%	0.85%	1.50%		0.75%
JPMorgan Small Cap Value Fund [1]	1.25%	1.86%	1.86%	1.00%		1.50%	0.91%	0.86%

[1]	Expense limitation is in place until at least 10/31/15.